Exhibit 99.1

FOR IMMEDIATE RELEASE

JUNE 27, 2019

Morgan Stanley Announces the Increase of its

Repurchase of Common Stock from $4.7 Billion to

$6.0 Billion and the Increase of Its Quarterly Dividend from $0.30 to $0.35 Per Share

NEW YORK - Morgan Stanley (NYSE: MS) today announced that the Board of Governors of the Federal Reserve System did not object to the Firm’s 2019 Capital Plan.  The capital plan includes the repurchase of up to $6.0 billion of outstanding common stock for the four quarters beginning in the third quarter of 2019 through the end of the second quarter of 2020, an increase from $4.7 billion for the comparable four quarter period in the 2018 Capital Plan, as well as an increase in the Firm’s quarterly common stock dividend to $0.35 per share from the current $0.30 per share, beginning with the common stock dividend expected to be declared by the Firm’s Board of Directors in the third quarter of 2019.

James Gorman, Chairman and Chief Executive Officer of Morgan Stanley, said, “We are very pleased to have increased our capital return to shareholders by over 20% – including increasing the dividend for the sixth consecutive year – while also completing the acquisition of Solium. Our 2019 Capital Plan reflects the strength and stability of our franchise and supports our continued ability to invest for future growth.”

Morgan Stanley (NYSE: MS) is a leading global financial services firm providing investment banking, securities, wealth management and investment management services. With offices in more than 41 countries, the Firm's employees serve clients worldwide including corporations, governments, institutions and individuals. For more information about Morgan Stanley, please visit www.morganstanley.com.

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Media Relations: Wesley McDade, 212.761.2430	Investor Relations: Sharon Yeshaya, 212.761.1632